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 FORM 3                      U.S. SECURITIES AND EXCHANGE COMMISSION
                                      Washington, D.C. 20549                                           OMB APPROVAL
                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              OMB No.                     3235-0104
                                                                                          Expires:             February 1, 1994
             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,      Estimated average
                 Section 17(a) of the Public Utility Holding Company Act of 1935          burden hours per
                      or Section 30(f) of the Investment Company Act of 1940              response                          0.5

1) Name and Address of Reporting Person  2) Date of Event         4) Issuer Name and Ticker or Trading Symbol
                                            Requiring Statement              ANGELES PARTNERS IX
                                            (Month/Day/Year)             -------------------------
   WILLIAM H. JARRARD, JR.                      6/1/98
                                              -----------
  (Last)    (First)     (MI)             3) IRS Or Social         5) Relationship of Reporting Person      6) If Amendment,
                                            Security Number          to Issuer                                Date of
   C/O INSIGNIA PROPERTIES, L. P.           of Reporting                                                      Original
   ONE INSIGNIA FINANCIAL PLAZA             Person                  [X] Director [X] 10% Owner                (Month/Day/Year)
                                            (Voluntary)             [X] Officer  [ ] Other
  (Street)                                                          (give title below)     (specify below)

   GREENVILLE, SOUTH CAROLINA  29602            N/A                          VICE PRESIDENT                         N/A
    (City)    (State)     (Zip)              --------                       -----------------                     -------


         TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        ----------------------------------------------------------------------------------

1) Title of Security          2) Amount of Securities   3) Ownership          4) Nature of Indirect Beneficial Ownership
        (Instr. 3)               Beneficially Owned        Form:  Direct         (Instr. 5)
                                 (Instr. 4)                (D) or Indirect
                                                           (I)  (Inst. 5)
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LIMITED PARTNERSHIP UNITS               2,529                    N/A                                 N/A
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                 SEC 1473 (3/91)

              TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
        ----------------------------------------------------------------

1) Title of Derivative 2) Date Exercisable    3) Title and Amount    4) Conversion  5) Ownership Form of    6)Nature of Indirect
   Security               and Expiration Date    of Securities          or Exercise    Derivative Security:   Beneficial Ownership
    (Inst. 3)             (Month/Day/Year)       Underlying             Price of       Direct (D) or          (Instr. 5)
                                                 Derivative Security    Derivative     (I) Indirect
                                                 (Instr. 4)             Security       (Instr. 5)
                       ---------------------------------------------
                       Date        Expiration             AMOUNT OR
                       Exercisable Date          Title    Number of

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Explanation of Responses:
------------------------


/s/William H. Jarrard, Jr.                July 10, 1998
-------------------------------           -------------
**Signature of Reporting Person           Date:

BY:  William H. Jarrard, Jr.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                       JUNE 1998 SEC 1473 (3/91)